Exhibit 10.1

Private and Confidential
This Agreement is dated for reference as of July 18, 2018
To:    Calvin McDonald
Re:    Executive Employment Agreement
Dear Calvin:
This agreement contains the terms and conditions of our offer of employment in the position of Chief Executive Officer. This agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms.
It is a condition of this offer and your employment that you remain eligible to work in Canada for the duration of your employment with the Company. This offer and your employment is also contingent upon the Company’s satisfactory verification of criminal, education, driving, social media and employment background. This offer can be rescinded, and your employment may be terminated based upon data received in the verification.
If you accept employment on the terms and conditions set out below, please execute this agreement where indicated.
Article 1 - INTERPRETATION

1.01	Definitions
For purposes of this agreement, the following definitions apply:
“Affiliate” has the meaning given that term in the Canada Business Corporations Act and includes each direct and indirect subsidiary of the Company and any other entities, including joint ventures and franchises, in which the Company has or may have an interest.
“Approvals” means collectively, a Canadian work permit and all other necessary authorizations and approvals for the Executive to work in Canada.
“Base Salary” has the meaning given that term in Section 3.01.
“Board” means the board of directors of the Company.
“Bonus Plan” means the Company’s bonus plan for executive officers as may be in effect at any time.
“Cause” means (1) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Executive with respect to the Executive’s obligations or otherwise relating to the business of the Company; (2) any acts or conduct by the Executive that are materially adverse to the Company’s interests; (3) the Executive’s material breach of this agreement or the Restrictive Covenant Agreement or a material violation of the Company’s code of conduct or other written policy; (4) the Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts the Executive’s ability to effectively perform the Executive’s duties hereunder; (5) the Executive’s willful neglect of duties or repeated failure to perform the Executive’s duties or follow the reasonable and legal direction of the Board; (6) the Executive’s failure to relocate the Executive’s primary residence to Vancouver, B.C. within 18 months after the Approvals are granted; and (7) just cause under the common law or the laws of British Columbia.
“Company” means lululemon athletica inc., a Delaware corporation.
“Compensation Committee” means the compensation committee of the Board.
“Confidential Information” means information disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company about the Company’s or any of its Affiliates’ business, financial condition, operations, assets and liabilities, products, operations, research, processes or services, and includes all information relating to research, development, inventions, copyrights, patents, industrial designs, licenses, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, and other technical or business information or trade secrets of the Company or any of its Affiliates, or about any of the Company’s or any of its Affiliates’ customers, suppliers, vendors or business affiliates and also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary; except that “Confidential Information” does not include information which is or becomes generally available to the public through no fault of the Executive or which the Executive can establish, through written records, was in the Executive’s possession prior to its disclosure to the Executive as a result of the Executive’s employment with the Company.
“Effective Date” means August 20, 2018.
“Executive” means Calvin McDonald.
“Plan” means the Company’s 2014 Equity Incentive Plan or any successor incentive plan adopted by the Company.
“Relocation” has the meaning given that term in Section 2.03(2).
“Restrictive Covenant Agreement” has the meaning given that term in Section 4.06.
“Termination Date” has the meaning given that term in Section 5.01.
Article 2 - EMPLOYMENT

2.01	Employment
(1)    Subject to the terms and conditions of this agreement, the Company will, commencing on the Effective Date, employ the Executive in the position of Chief Executive Officer, on the terms and conditions set out herein.
(2)    The Executive will report to the Board.
(3)    The Executive will perform duties and responsibilities as are normally provided by a Chief Executive Officer of a corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned at any time by the Board, subject always to the control and direction of the Board.

2.02	Term
The term of this agreement and the Executive’s employment under this agreement will commence on the Effective Date and will continue for an indefinite period, subject to termination in accordance with the terms of this agreement. While employed by the Company in the United States, the Executive’s employment will be at-will, subject to the provisions regarding termination stated below, which means that the Company recognizes the Executive’s right to terminate the relationship at any time and for any reason, and similarly, the Company reserves the right to alter, modify or terminate the relationship at any time with or without cause or advance notice.

2.03	Place of Employment
(1)    Until the Relocation, the Executive will be based out of San Francisco. During the Executive’s employment with the Company, both before and after the Relocation, the Executive’s position will require frequent travel to the Company’s offices and retail stores, wherever located, as directed by the Company.
(2)    Within 18 months after the Effective Date, the Executive will relocate the Executive’s primary residence to Vancouver, B.C. (the “Relocation”) and will perform the Executive’s duties and responsibilities for the Company at the principal executive offices of the Company and the Executive will reside within a reasonable daily commuting distance of such offices.
(3)    The Executive warrants and affirms that there exist no circumstances with respect to the Executive’s professional or personal history that would prevent the Executive from obtaining the Approvals. The Company will pay all costs and reasonable expenses of the Executive in connection with processing and obtaining the Approvals.
Article 3 - REMUNERATION AND BENEFITS

3.01	Base Salary
The Company will pay the Executive an initial base salary (that base salary in effect at any time, the “Base Salary”) in the amount of USD$1,250,000 per annum, payable in accordance with the Company’s usual payroll practices and dates, in arrears by direct deposit, and subject to deductions required by law or authorized by the Executive. The Base Salary will be reviewed at least annually by the Board and the Board may, but is not required to, increase the Base Salary during the term of this agreement.

3.02	Bonus
The Executive will be eligible to receive an annual bonus in accordance with the terms and conditions of the Bonus Plan. The Executive’s initial bonus target under the Bonus Plan will be 150% of Base Salary. For fiscal 2018, the Executive’s bonus will be prorated in accordance with the terms and conditions of the Bonus Plan.

3.03	Reimbursement Payment
In connection with the Executive accepting employment with the Company, the Company will provide the Executive with a make-whole reimbursement payment to the Executive of up to USD$600,000 (the “Reimbursement”), less applicable tax and other withholdings, to reimburse the Executive for amounts the Executive is required to pay to his former employer in connection with the Executive’s separation of employment with that employer. In the event the Executive should voluntarily resign the Executive’s employment with the Company or if the Company terminates the Executive’s employment for Cause at any time prior to twelve months after the Effective Date (the “Retention Period”), the Executive must repay the Company that portion of the Reimbursement, within 15 days of the date of such resignation or termination, in a prorated amount based on the length of employment (rounded upwards to the nearest whole month). If the Executive is required to repay any portion of the Reimbursement, the amount of the Reimbursement that must be repaid will be adjusted such that the Executive will repay the pro-rata portion of the post-tax Reimbursement paid to the Executive. If the Company terminates the Executive’s employment for any reason other than Cause prior to the end of the Retention Period, the Reimbursement will be considered earned in full on the date of that termination.

3.04	Incentives
(1)    As an employee of the Company, and subject to approval by the Compensation Committee each year, the Executive will be eligible for annual equity awards equal to approximately USD$6,000,000, with the awards being comprised 50% of PSUs and 50% of stock options to purchase shares of the Company’s common stock (“Options”). This includes fiscal 2018 where the annual equity award will be USD$6,000,000 comprised of 50% PSUs and 50% stock options. The Options will be granted in accordance with the Plan and pursuant to the Company’s applicable agreements, practices and policies on granting stock options, including the Company’s standard stock option agreement and will have a per share exercise price equal to the closing sale price of a share of the Company’s common stock as reported on the Nasdaq Global Select Market on the effective grant date.
(2)    Subject to Compensation Committee approval, as soon as practicable after the Effective Date, the Executive will be awarded a one-time grant of number of performance share units (PSUs) with a target value of USD$2,000,000 allocated as follows among the Company’s current PSU performance periods based on existing performance targets for those PSUs: (1) $500,000 of 2016-2018 performance period PSUs; and (2) $1,500,000of 2017-2019 performance period PSUs.
(3)    Subject to Compensation Committee approval, as soon as practicable after the Effective Date, the Executive will be awarded a one-time grant of a number of restricted stock units (RSUs), determined by dividing USD$6,000,000 by the Company’s fair market value per common share (determined in accordance with the Plan) as of the effective date of the grant, and settled in shares of common stock in accordance with the Plan or, at the discretion of the Executive, in cash in accordance with the Plan. Subject to the Executive’s continued employment, the RSUs will vest over a three-year period, with one-third of the award vesting on or about each of the first, second, and third anniversaries of the grant date. RSU grants are subject to the terms of the Plan, the applicable award agreements, and the Company’s practices and policies on granting RSU awards.

3.05	Benefits
The Executive will be entitled to participate in applicable employee benefit plans as are in effect from time to time, subject to and in accordance with the terms and conditions of such plans.

3.06	Plan documents and right to change
(1)    Some of the compensation and benefit plans and programs referred to in this agreement are governed by insurance contracts and other plan or policy documents, which will in all cases govern.
(2)    The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits at any time for any reason without notice to the Executive, including without limitation bonus, commission, benefit, or compensation plans and programs.

3.07	Vacation
The Executive will be entitled to accrue up to four weeks paid vacation each year. This vacation entitlement will be pro-rated for any part of a year. The Executive will take such vacation at times having regard to the best interests of the Company. Except as may be required by applicable employment standards legislation, the Executive will lose the entitlement to unused vacation and the Executive agrees that any unearned advanced vacation may be deducted from the Executive’s final pay should the Executive’s employment with the Company end for any reason.

3.08	Relocation
The Executive is eligible for relocation services in accordance with the Company’s customary relocation policy in effect as of the date the Executive access those services.

3.09	Expenses
The Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by the Executive in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.

3.10	Tax Equalization Benefit
(1)                 During the transition period, the Executive’s liability to income tax on the Base Salary, the Bonus and the Reimbursement (the “Cash Compensation”) will be computed to be equivalent to the US Federal and California income tax that the Executive would pay on the same Cash Compensation, were he to reside and work only in California. Any taxes due on Cash Compensation in excess of this liability will be funded by the Company. A tax equalization calculation will be performed after the completion of Executive's United States and Canadian income tax returns for the tax years ending December 31, 2018 and December 31, 2019, to reconcile taxes paid and ensure any underpayment or overpayment of taxes is settled between the Executive and the Company on completion of the calculation.

(2)                Executive will be responsible for the timely filing of income tax returns in the United States and Canada and for global taxes on Executive’s personal income.

Article 4 - EXECUTIVE’S COVENANTS

4.01	Full Time Service
The Executive will devote all of the Executive’s time, attention and effort to the business and affairs of the Company, will well and faithfully serve the Company and will use the Executive’s best efforts to promote the interests of the Company and its Affiliates. The Executive will not engage in other employment or consulting work while employed by the Company.

4.02	Duties and Responsibilities
In the performance of the Executive’s duties, the Executive agrees to give the Company the full benefit of the Executive’s knowledge, expertise, skill and ingenuity and to exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.

4.03	Policies, Rules and Regulations
The Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force that are applicable to senior executives of the Company and which are brought to the Executive’s notice or of which the Executive should reasonably be aware, including but not limited to the Company’s Global Code of Business Conduct and Ethics and Insider Trading Policy.

4.04	Conflict of Interest
(1)    The Executive will not, during the Executive’s employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the business of the Company or the Executive’s duties.
(2)    The Executive will refrain from any situation in which the Executive’s personal interest conflicts or may appear to conflict with the Executive’s duties to the Company or the interests of the Company. The Executive agrees that if there is any doubt in this respect, the Executive will inform the Board and will immediately cease such situation unless the Board provides written authorization to continue in that situation.

4.05	Business Opportunities:
During the Executive’s employment, the Executive will communicate to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of the Executive’s employment.

4.06	Restrictive Covenants
The Executive agrees to abide by the terms and conditions of the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) between the Company and the Executive, a copy of which is attached to this agreement as Schedule A and is incorporated by reference and deemed to be a part of this agreement.

4.07	Pre-existing Obligations
The Executive will not disclose any confidential or proprietary information of any kind belonging to the Executive’s former employer or any other person. The Company is not employing the Executive to obtain the confidential business information, intellectual property or business opportunities of the Executive’s former employer or any other person.

4.08	Employee Handbook and Anti-Bribery
The Executive will read and comply with the Company’s employee handbook, which includes additional details regarding the Executive’s employment, employee discounts, personal accountability, integrity (regarding hours worked), yoga benefits, the Global Code of Business Conduct and Ethics (including policies related to gifts and entertainment and prohibiting bribes) and other benefits and time off programs. The Executive’s failure to follow any of the Company’ policies may lead to immediate termination of Executive’s employment. The Executive may find additional information and resources on youlu, including the Company's policies on accessibility and accommodation for employees with disabilities, which is available following the Executive’s first day of work.

4.09	Stock Ownership Guidelines
The Executive acknowledges that he has received a copy of the Company’s Stock Ownership Guidelines and acknowledges and agrees to the Guidelines, as currently stated and as they may be amended from time to time.

4.10	Confidential Information
(1)    The Executive acknowledges and agrees that the Executive will not acquire any right, title or interest in or to any Confidential Information.
(2)    At all times during and subsequent to the termination of the Executive’s employment with the Company, the Executive (a) will not use, copy or reproduce any Confidential Information except as may be reasonably required for the Executive to perform the Executive’s duties for the Company; (b) will not directly or indirectly use, disseminate or disclose any Confidential Information for the Executive’s own benefit or the benefit of any other person or entity; and (c) will take all necessary precautions against unauthorized disclosure of Confidential Information.
(3)    If the Executive is requested or ordered by law to disclose any Confidential Information, the Executive will advise the Company forthwith of such request or order and provide to the Company all information concerning such request or order and the opportunity for the Company to object or intervene, prior to making any disclosure of Confidential Information.

Article 5 - TERMINATION

5.01	Termination by the Company
The Company may terminate the Executive’s employment with the Company at any time by giving notice in writing to the Executive and stipulating the last day of employment (the “Termination Date”).

5.02	Termination by the Executive
The Executive may terminate the Executive’s employment with the Company at any time by giving the Company at least 30 days’ notice in writing (the “Notice of Resignation Period”). The Company may waive such notice, in whole or in part, in which case the Executive will only be entitled to (1) payment of the Executive’s Base Salary for the period from the effective date of the waiver of the Notice of Resignation Period to the end of the Notice of Resignation Period; (2) continued group benefit coverage under Section 3.05 subject to and in accordance with the terms and conditions of the applicable plans, for the period ending the last day of the Notice of Resignation Period; (3) the value of the pro-rated vacation leave with pay for that portion of the calendar year up to the end of the Notice of Resignation Period; and (4) any payments or entitlements under the Bonus Plan that the Executive would otherwise receive during the Notice of Resignation Period.

5.03	Payments on Termination Without Cause
If the Executive’s employment with the Company is terminated by the Company without Cause, the Executive will only be entitled to the following payments and benefits:
(a)    Accrued Compensation. The Company will pay the Executive’s Base Salary accrued and unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time notice of termination is given by the Company.
(b)    Bonus Compensation. The Executive will not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this agreement or at law.
(c)    Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any RSUs, PSUs and stock options from the Company will be governed by the terms of the Plan and the applicable plans, agreements policies of the Company.
(d)    Notice or Pay in Lieu. The Executive will be entitled to eighteen months’ notice or payment of Base Salary (at the rate in effect as of the date of termination) in lieu, or a combination of notice and payment (the “Severance Payment”). Any payment made pursuant to this Section 5.03(d) will be (1) less any termination or severance pay paid pursuant to the Employment Standards Act (British Columbia); (2) subject to regular and statutory withholdings; (3) paid in equal instalments on the Company’s normal paydays; and (4) for any payment above the minimum required under the Employment Standards Act (British Columbia), contingent upon the Executive’s compliance with all surviving provisions of this agreement and the Executive’s execution of a full general release in a form acceptable to the Company releasing all claims, known or unknown that the Executive may have against the Company arising out of or any way related to the Executive’s employment or termination of employment with the Company.

(e)    RCA. Any amounts payable to the Executive pursuant to Section 5.03(d) that are above the minimum required under the Employment Standards Act (British Columbia) will be forfeited if the Executive fails to comply with the Restrictive Covenant Agreement.
(f)    Deductions. The Company may deduct from the amounts payable by it to the Executive or for the Executive’s benefit pursuant to Section 5.03(a), (b), (c), or (d) any amounts payable to the Company by the Executive.
(g)    Fair and Reasonable. The parties agree that the provisions of Section 5.03 are fair and reasonable and that the amounts payable by the Company to the Executive or for the Executive’s benefit pursuant to Section 5.03 are reasonable.
(h)    No Other Payments or Benefits. The terms and conditions of this Section 5.03 and the amounts paid and the benefits provided to the Executive hereunder are in full satisfaction of any payments or benefits which the Executive may otherwise have been entitled to receive in relation to the termination of this agreement and the Executive’s employment hereunder pursuant to the common law and any applicable laws, including, without limitation, the British Columbia Employment Standards Act, or any of the Company’s programs, policies, plans, contracts or agreements, whether written or verbal. Upon receipt of the payments and benefits described herein, the Executive will have no action, cause of action, claim or demand against the Company, the Company’s Affiliates or any other person arising out of or in relation to the Executive’s employment under this agreement or the termination of this agreement and the Executive’s employment hereunder, other than to enforce the terms of this agreement and remedy any breach thereof by the Company.

5.04	Payments on Termination by Company for Cause
If the Executive’s employment with the Company is terminated by the Company for Cause, the Executive will only be entitled to receive the following compensation:
(a)    Accrued Base Salary. The Company will pay the Executive’s Base Salary accrued but unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time the notice of termination is given.
(b)    Accrued Expenses. The Company will reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company's normal expenses policy applicable to the Executive at that time.
(c)    Bonus Compensation. The Executive will not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of the Agreement.
(d)    Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any RSUs, PSUs or stock options from the Company will be governed by the terms of the Plan and the applicable plans, agreements policies of the Company.

5.05	Fair and Reasonable
The Executive acknowledges and agrees that the payments and/or benefits pursuant to this Article 5 will be in full satisfaction of all terms or requirements regarding termination of the Executive’s employment, including without limitation common law notice of termination or compensation in lieu of such notice and compensation for length of service and any other entitlement pursuant to the British Columbia Employment Standards Act as amended from time to time. Except as expressly provided in this Article 5, the Executive will not be entitled to any termination payments, damages, or compensation whatsoever, notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any change in position, duties or compensation.

5.06	Return of Property
Upon termination of the Executive’s employment with the Company, the Executive will deliver or cause to be delivered to the Company promptly all books, documents, money, securities or other property of the Company that are in the possession, charge, control or custody of the Executive, without retaining any copies or records of any Confidential Information whatsoever.

5.07	No Termination Claims
Upon any termination of the Executive’s employment by the Company in compliance with this agreement or upon any termination of the Executive’s employment by the Executive, the Executive will have no action, cause of action, claim or demand against the Company, its Affiliates, any related or associated corporations or any other person as a consequence of such termination.

5.08	Resignation as Director and Officer
Upon any termination of the Executive’s employment under this agreement, the Executive will be deemed to have resigned as a director and officer of all Affiliates of the Company contemporaneously with the date of termination of the Executive’s employment for any reason and will immediately, on request of the Company, sign forms of resignation indicating the Executive’s resignation as a director and officer of the Company and any Affiliates of the Company and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of the Executive’s duties under this agreement, if applicable.

5.09	Provisions which Operate Following Termination
Notwithstanding any termination of the Executive’s employment under this agreement for any reason whatsoever and with or without Cause, all provisions of this agreement necessary to give efficacy thereto, including without limitation the Restrictive Covenant Agreement, will continue in full force and effect following such termination.
Article 6 - miscellaneous

6.01	Section 409A.
(1)    Notwithstanding anything set forth in this agreement to the contrary, no amount payable pursuant to this agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued under Section 409A of the Code (the “Section 409A Regulations”) will be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
(2)    The Company intends that income provided to the Executive pursuant to this agreement will not be subject to taxation under Section 409A of the Code. The provisions of this agreement are to be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this agreement.
(3)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this agreement will be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits will be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.
(4)    For purposes of Section 409A of the Code, the right to a series of installment payments under this agreement will be treated as a right to a series of separate payments

6.02	Deductions
The Company will deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this agreement.

6.03	Entire Agreement
This agreement, including the Schedules to this agreement, the Bonus Plan, the Plan, the Restrictive Covenant Agreement, the Company’s standard equity award agreements, constitutes the entire agreement between the parties with respect to the subject matter of this agreement and cancels and supersedes any prior understandings and agreements between the parties to this agreement with respect to the subject matter of this agreement and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this agreement.

6.04	Severability
If any provision of this agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this agreement will continue in full force and effect.

6.05	Amendments and Waivers
No amendment to this agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.06	Notices
Any demand, notice or other communication to be given in connection with this agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:
To the Company:
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, BC
V6J 1C7
Attention: General Counsel
To the Executive:
Calvin McDonald

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other.

6.07	Equitable Remedies
The Executive hereby acknowledges and agrees that a breach of the Executive’s obligations under this agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this agreement.

6.08	Governing Law
Before the Relocation, this agreement is to be governed by and construed in accordance with the laws of Delaware. After the Relocation, this agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.09	Attornment
For the purpose of all legal proceedings this agreement will be deemed to have been performed in the Province of British Columbia. The courts of competent jurisdiction located in Vancouver, British Columbia, will have jurisdiction to entertain any action arising under this agreement and the Company and the Executive each hereby attorns to the courts of competent jurisdiction located in Vancouver, British Columbia.
Yours truly,
lululemon athletica inc.

By:	/s/ Glenn Murphy
Glenn Murphy, Executive Chairman

SIGNED, SEALED AND DELIVERED in the presence of:
/s/ Calvin McDonald
Witness Signature	Calvin McDonald

July 18, 2018
Date